EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CPI AEROSTRUCTURES ANNOUNCES THIRD QUARTER RESULTS AND PROVIDES GUIDANCE FOR 2007 SHOWING IMPROVED REVENUE AND PROFIT OUTLOOK

Edgewood, NY – November 14, 2006   –   CPI Aerostructures, Inc. (‘‘CPI Aero’’) (AMEX: CVU) today announced results for the third quarter and nine months ended September 30, 2006.

Third Quarter 2006 vs. 2005

•	Revenue decreased 32% to $4,412,931 from $6,452,246;

•	Gross margin was 17% compared to 26% in last year’s third quarter;

•	Loss before benefit from income taxes was $12,577, compared to income before provision for income taxes of $879,498; and,

•	Net loss was $12,577, or less than $0.01 per diluted share, compared to net income of $548,498 or $0.09 per diluted share.

First Nine Months 2006 vs. 2005

•	Revenue decreased 37% to $11,900,141 from $19,010,780;

•	Gross margin was 7% as compared to 28%;

•	Loss before benefit from income taxes was $1,934,017 compared to income before provision for income taxes of $2,677,347;

•	Net loss was $1,277,017 or $0.23 per diluted share, compared to net income of $1,636,347 or $0.27 per diluted share;

•	New orders were $21.1 million, compared to $13 million for the same period last year, and,

•	Unawarded solicitations remain at a high level with open solicitations totaling a maximum realizable value of approximately $290 million.

Edward J. Fred, CPI Aero’s President & CEO stated, ‘‘Third quarter revenue, while down from the same period last year, was 80% ahead of the 2006 second quarter’s $2.5 million. Included in the third quarter revenue was approximately $1.0 million that we were unable to record in the preceding quarter due primarily to supplier delays. Gross margin has improved as compared to the second quarter of 2006. We expect that gross margin will continue to improve and return to our historically normal rate of approximately 30% during 2007. The staff reductions that we made at the end of the second quarter have helped to lower overhead and have contributed to our improved gross margin, and the supplier issues which caused us to incur significant overtime and rework costs are essentially behind us.’’

He continued, ‘‘On a more positive note, new orders through the end of the third quarter were $21.1 million and increased by an additional $200,000 through October 31st. We’ve also seen a substantial increase in the average size of contract awards, which was $231,000 for the nine months ended September 30, 2006, compared to $94,000 for the same period last year. Much of the new business is coming from prime contractors, including a $4.4 million award from a new customer, Sikorsky Aircraft. With the increase in new orders from primes, we are diversifying our customer base and we expect our future revenue mix to reflect a larger proportion of work done on behalf of primes.’’

(more)

CPI Aero News Release November 14, 2006	Page 2

Mr. Fred concluded, ‘‘We are reporting 2007 guidance at this early stage because of the significant increase in revenue and net income that we project for 2007. We do not expect to report guidance this early in future years. Based upon the level of new and pending orders, we are anticipating 2007 revenue to be approximately $25 million, with a resulting net income of approximately $2.0 million. In light of our 2006 year-to-date results, we are adjusting our 2006 revenue guidance slightly, to between $18 and $19 million. Since we expect to break even in the fourth quarter, our 2006 projected net loss will remain at approximately $1.3 million.’’

Conference Call

CPI Aero’s President and CEO, Edward J. Fred and CFO Vincent Palazzolo, will host a conference call today, Tuesday, November 14, 2006 at 11 am ET to discuss third quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 706-679-3079. Please call in 10 minutes before the scheduled time and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the ‘‘Investor Relations’’ section, then click on ‘‘Events’’. Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Explorer as their browser.

Investor Presentation

Messrs. Fred and Palazzolo will be presenting at the Pointe Capital Small Cap Ideas Institutional Investor Conference, on December 4th at 9:10 am ET, at The Princeton Club in New York. Investors will be able to access the audio and slide presentation live over the Internet via the Investor Relations section of the Company’s website at www.cpiaero.com or via the weblink at http://www.wsw.com/webcast/pointe/cvu/. Following the live webcasts, a replay of the audio and slide presentations will be available for 90 days.

CPI Aero is engaged in the contract production of structural aircraft parts for the U.S. Air Force, other branches of the armed forces and leading prime defense contractors. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet, UH-60 Black Hawk helicopter, and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2005 and Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006.

Contact: Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Linda Latman (212) 836-9609
(631) 586-5200	Lena Cati (212) 836-9611
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News Release November 14, 2006	Page 3

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended September 30		For the Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenue	$4,412,931	$6,452,246	$11,900,141	$19,010,780
Income (loss) before provision for (benefit from) income taxes	(12,577)	879,498	(1,934,017)	2,677,347
Provision for (benefit from) income taxes	—	331,000	(657,000)	1,041,000
Net income (loss)	$(12,577)	$548,498	$(1,277,017)	$1,636,347
Earnings (loss) per common share — basic	$0.00	$0.10	$(0.23)	$0.30
Earnings (loss) per common share — diluted	$0.00	$0.09	$(0.23)	$0.27
Shares used in computing earnings per common share:
Basic	5,447,042	5,412,650	5,446,526	5,419,411
Diluted	5,447,042	6,115,014	5,446,526	6,120,977

	Unaudited	Audited
Balance Sheet Highlights	9/30/06	12/31/05
Cash	$85,412	$877,182
Total current assets	29,389,005	31,458,345
Total assets	30,532,890	32,687,784
Total current liabilities	4,297,426	5,428,429
Working capital	25,091,579	26,029,916
Short-term debt	407,568	87,617
Long-term debt	2,474	42,188
Shareholders’ Equity	26,145,360	27,162,272
Total Liabilities and Shareholders’ Equity	$30,532,890	$32,687,784

#### ####